Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 11, 2026 by and among Smart Dynamics Technology Limited (the “Seller”), and HWH International Inc., a Nevada corporation (the “Company” or the “Buyer,” and together with the Seller, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, Seller is the Company’s majority stockholder and owns 100% of the issued and outstanding shares of Hearty Nova Limited, a British Virgin Islands limited company (“Hearty Nova”);

WHEREAS, the formation documents of Hearty Nova are attached as Exhibit A hereto (the “Hearty Nova Constitutional Documents”);

WHEREAS, Hearty Nova and China Gas Holdings Limited (“CGH”) have incorporated a joint venture company in Hong Kong, China Gas Africa Clean Energy Investment Holdings Limited (the “JV Company”), with an equity ratio of 51% (owned by Hearty Nova) to 49% (owned by CGH) and a total registered capital of US$2,300,000;

WHEREAS, Hearty Nova’s 51% interest in the JV Company is Hearty Nova’s sole material asset;

WHEREAS, the JV Company has incorporated a wholly-owned project subsidiary in Nigeria to develop, construct and operate a natural gas processing plant in Port Harcourt, Rivers State, Nigeria (the “Nigeria Project”), whose current plans may be summarized as follows: (i) the gas supplier is a joint venture between Nigeria’s National Petroleum Corporation (NNPC) and Heirs Energies, a local energy major, providing up to 5,000,000 standard cubic feet of natural gas per day (approximately 140,000 cubic metres per day) sourced from nearby oilfields; (ii) the plant will convert such gas into LNG, condensate and other products for sale to local power generation and industrial customers; (iii) the estimated total project investment is approximately US$12,000,000, with a construction period of 8-10 months and an operating term of 15 years; (iv) if the Nigeria Project succeeds, it may create opportunities for further similar projects; the scale, terms and capital requirements of any such project would differ, would require additional capital injections beyond the JV Company’s current registered capital, and any resulting ownership structure, including whether the Company would hold a controlling interest, would be separately negotiated with CGH at the relevant time;

WHEREAS, Liu Ming Hui, the Company’s Executive Chairman and the owner of Smart Dynamics, also serves as Chairman of CGH;

WHEREAS, Liu Ming Xing, the Company’s Chief Executive Officer, also serves as an Executive Director of CGH;

WHEREAS, the Board of Directors of the Company, upon the recommendation of the Audit Committee, has determined that it is in the best interests of the Company to acquire from Seller 100% of the issued and outstanding shares of Hearty Nova (the “Target Shares”) for a total purchase price of US$1.00, upon the terms and conditions set forth in this Agreement;

WHEREAS, upon Closing, Hearty Nova will become a wholly-owned subsidiary of the Company, and the Company will thereby indirectly hold, through Hearty Nova, a 51% interest in the JV Company and, in turn, an indirect interest in the Nigeria Project;

WHEREAS, the formation documents of the JV Company are set forth as Exhibit B hereto (collectively, the “JV Company Constitutional Documents”);

WHEREAS, Hearty Nova is being transferred to the Company for a nominal purchase price of US$1.00; as the majority stockholder of Hearty Nova following Closing, the Company will undertake to fund, through Hearty Nova, Hearty Nova’s pro rata share of the JV Company’s registered capital, being approximately US$1,173,000 (51% of US$2,300,000), and its proportionate share of any further capital calls made by the JV Company in connection with the Nigeria Project, as and when such funding is required, with the amount and timing subject to the necessary approvals at that time, in accordance with the JV Company Constitutional Documents;

WHEREAS, the Parties hereto hereby agree that the mutual understanding of such Parties is that the balance of the Nigeria Project’s estimated US$12,000,000 investment beyond the JV Company’s registered capital is intended to be funded through full bank financing; and

WHEREAS, the transaction contemplated by this Agreement constitutes a related party transaction and may be subject to the approval of the Company’s stockholders and/or disinterested directors as required by applicable law and the rules of the Nasdaq Stock Market (“Nasdaq”);

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1. SALE AND PURCHASE OF SHARES.

1.1 Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, transfer and assign to Buyer, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind (other than as disclosed under Hearty Nova’s constitutional documents and the JV Company’s joint venture arrangements with CGH), and Buyer will purchase and accept from Seller, the Target Shares for the Purchase Price set forth herein.

1.2 Purchase Price. In consideration for the Target Shares, Buyer will pay to Seller, and Seller will accept from Buyer, US$1.00 (the “Purchase Price”), payable in cash at Closing.

1.3 Assumption of JV Obligations. From and after the Closing, Buyer represents and warrants that it shall take such actions as shall be commercially reasonable, to ensure that Hearty Nova shall continue to perform Hearty Nova’s rights and obligations as a 51% shareholder of the JV Company under the JV Company’s constitutional documents and its joint venture arrangements with CGH, including the capital contribution and capital call amounts described in the Recitals above, for a period of 12 months from the date of Closing. Buyer shall indemnify and hold harmless Seller from and against any and all losses, damages, claims, liabilities and expenses arising from Buyer’s or Hearty Nova’s failure to perform such obligations after the Closing. Seller shall have no further obligation to fund Hearty Nova, the JV Company or the Nigeria Project following the Closing.

2. REPRESENTATIONS AND WARRANTIES.

2.1 Representations and Warranties by Seller. Seller represents and warrants to Buyer as follows as of the date hereof:

(a) Organization and Good Standing. Seller, Hearty Nova and the JV Company are each duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation.

(b) Title to Target Shares. Seller is the sole legal and beneficial owner of the Target Shares, and upon Closing, Buyer will acquire good and valid title to the Target Shares, free and clear of all liens, pledges, encumbrances, adverse claims, restrictions on transfer or voting, preemptive rights, options or other rights to purchase, other than restrictions arising under Hearty Nova’s constitutional documents or applicable law.

(c) Hearty Nova Capitalization; Sole Asset. The Target Shares constitute 100% of the issued and outstanding share capital of Hearty Nova. Hearty Nova has no options, warrants or other convertible instruments outstanding. Hearty Nova’s sole asset is its 51% interest in the JV Company, and Hearty Nova has no material liabilities other than its pro rata funding obligations to the JV Company described in the Recitals to this Agreement, in the JV Company Constitutional Documents and as otherwise disclosed to Buyer in writing prior to signing. To Seller’s knowledge, as of the date hereof, Hearty Nova is presently operated in compliance with all applicable material laws and regulations of its jurisdiction of incorporation or formation, and any other jurisdiction in which it operates or has operated in the past.

(d) JV Company Capitalization. 51% of the JV Company is owned by Hearty Nova; there are no options, warrants or other convertible instruments to acquire the shares of the JV Company outstanding. The JV Company has no material liabilities. To Seller’s knowledge, as of the date hereof, the JV Company is presently operated in compliance with all applicable material laws and regulations of its jurisdiction of incorporation or formation, and any other jurisdiction in which it operates or has operated in the past.

(e) Requisite Power and Authority. Seller has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions, and this Agreement, upon the execution and delivery thereof, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(f) No Other Agreements. Seller has not entered into any other agreement to sell, transfer, encumber or otherwise dispose of the Target Shares, or any interest therein, to any person other than Buyer.

(g) Disclosure of JV Documents. Seller has provided Buyer with true, correct and complete copies of Hearty Nova Constitutional Documents, which are in the form attached as Exhibit A hereto, and the JV Company Constitutional Documents, which are in the form attached as Exhibit B hereto, and all joint venture, shareholders’ or similar agreements between Hearty Nova and CGH relating to the JV Company and the Nigeria Project.

2.2 Representations and Warranties by Buyer. Buyer represents and warrants to Seller as follows as of the date hereof:

(a) Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b) Requisite Power and Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions, and this Agreement, upon the execution thereof, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(c) No Reliance. Buyer has not relied on, and is not relying on, any representations, warranties or other assurances regarding Hearty Nova, the JV Company or the Nigeria Project other than those expressly set forth in this Agreement, in the Exhibits hereto and the JV documents disclosed to Buyer under Section 2.1(g).

(d) Capacity to Fund. Buyer acknowledges the capital funding obligations described in Section 1.3 and the Recitals, and confirms that, upon Closing, it intends to satisfy such obligations, through Hearty Nova, in the ordinary course as and when they fall due, for a period of 12 months from the date of Closing.

2.3 Survival. The representations and warranties in this Agreement shall survive the Closing for a period of 12 months.

2.4 Limitation of Liability

(a) Cap on Total Liability. Seller’s total aggregate liability under this Agreement shall be limited to an amount commensurate with the nominal purchase price of the transaction.

(b) Excluded Damages. Seller shall not be liable for any indirect, consequential, special or punitive damages, or any loss of profits, revenue, business opportunity or goodwill arising from this Agreement.

3. CLOSING.

3.1 Time and Place of Closing. The closing of the sale of the Target Shares (the “Closing”) shall take place on a date mutually agreed by the Parties, but in any event no later than Sixty (60) days from the date hereof.

3.2 Conditions to Closing. The obligations of the Parties under this Agreement are subject to the satisfaction (or waiver by the Party entitled to the benefit thereof) of the following conditions: (i) the Audit Committee and the disinterested members of the Board of Directors of the Company shall have approved this Agreement and the transactions contemplated hereby; (ii) the Company shall have obtained such stockholder approval, if any, as is required by applicable federal law, the laws of the State of Nevada, and the rules of the Nasdaq; (iii) Seller shall, with the reasonable cooperation and assistance of Buyer, use commercially reasonable efforts to obtain the consent of CGH to the change of control of Hearty Nova to the extent such consent is required under the JV Company’s constitutional documents or the joint venture arrangements between Hearty Nova and CGH; and (iv) all instruments of transfer and other documents required under the laws of the jurisdiction of incorporation of Hearty Nova to effect the transfer of the Target Shares shall have been executed and (where applicable) stamped.

3.3 Closing Deliverables. At the Closing, Seller shall deliver to Buyer duly executed instruments of transfer for the Target Shares (together with the original share certificate(s), if any) and shall procure that Hearty Nova updates its register of members to reflect Buyer as the holder of the Target Shares; and Buyer shall deliver to Seller the Purchase Price and evidence of the corporate approvals referred to in Section 3.2(i) and (ii).

4. MISCELLANEOUS.

4.1 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada without regard to its conflict of law rules, provided that the transfer of the Target Shares and Hearty Nova’s register of members shall additionally be effected in accordance with, and subject to, the laws of Hearty Nova’s jurisdiction of incorporation.

4.2 Assignability. This Agreement is not transferable or assignable by either Party without the prior written consent of the other Party.

4.3 Further Action. The Parties shall execute and deliver all documents, provide all information and take or forbear from taking all such action as may be necessary or appropriate to achieve the purposes of this Agreement, including such further instruments as may be required to effect and register the transfer of the Target Shares.

4.4 Integration; Amendment. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof. Neither this Agreement nor any provision hereof may be amended, modified or waived except by a written instrument executed by both Parties.

4.5 Counterparts. This Agreement may be executed in one or more counterparts, including by electronic or PDF signature, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date and year first above written.

SMART DYNAMICS TECHNOLOGY LIMITED

By:	/s/ Liu Ming Hui
Name:	Liu Ming Hui
Title:	Director

HWH INTERNATIONAL INC.

By:	/s/ Rongguo Wei
Name:	Rongguo Wei
Title:	Chief Financial Officer

Exhibit A

Hearty Nova Constitutional Documents

Exhibit B

JV Company Constitutional Documents